Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 31, 2018 with respect to the consolidated financial statements of Integrated Media Technology Limited as at December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, included in the Annual Report on Form 20-F for the year ended December 31, 2017 which is incorporated by reference in this Registration Statement.

We consent to the incorporation by reference of the aforementioned report in this Registration Statement and to the use of our name as it appears under the caption "Experts".

/s/ HKCMCPA Company Limited

HKCMCPA Company Limited

Certified Public Accountants

Hong Kong, China

October 9, 2018

15th Floor, Aubin House, 171-172 Gloucester Road, Wan Chai, Hong Kong
Tel: (852) 2573 2296 Fax: (852) 3015 3860	http://www.hkcmcpa.us